EXHIBIT 10.25

                     PROMISSORY NOTE MODIFICATION AGREEMENT

     This Agreement made and entered into in Titusville, Florida this 15 day of December, 1997 by and between First Choice Auto Finance, Inc. and Smart Choice Holdings, Inc. as makers of a promissory note and Suncoast Auto Brokers, Inc. and Suncoast Auto Brokers Enterprises, Inc. as payees of said promissory note.

                                   WITNESSETH

     WHEREAS, On or about January 28, 1997 First Choice Auto Finance, Inc. and Smart Choice Holdings, Inc. executed and delivered to Suncoast Auto Brokers, Inc. and Suncoast Auto Brokers Enterprises, Inc. a promissory note in the principal amount of $1,031,008.36 that accrues interest at the annual rate of nine percent (9.0%) and is payable in full no later than December 31, 1997. Said promissory note, at the option of the payees, provides for a stock conversion at a per share price of $8.75.

     WHEREAS, As an accommodation to all of the parties to said promissory note all said parties have agreed to modify certain terms thereof.

     NOW, THEREFORE, for and in consideration the mutual covenants and promises and ten dollars ($10.00) and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. All accrued interest on said promissory note has been paid through the date of this modification agreement.

2. The principal balance of said note is one million thirty one thousand eight dollars and thirty six cents ($1,031,008.36).

3. Interest on this principal balance shall accrue from the date hereof at the presently existing rate, but effective January 1, 1998 and thereafter the interest rate on all unpaid principal shall be increased to a new rate of twelve percent per annum (12%). 4. All interest accruing subsequent to the date of this Modification Agreement shall be paid monthly on the fifteenth
     (15th) beginning January 15, 1998 and on the fifteenth (15th) of each month thereafter until the principal balance is paid in full.

5. The date on which payment in full of the principal balance of this note is due shall be extended to the earlier of: (i) fifteen (15) days after the date on which the maker of the note and/or any of its corporate affiliates shall consummate an underwritten public offering of its equity securities under which at least twenty million dollars ($20,000,000) in gross proceeds is raised, or (ii) January 15, 1999.

6. The stock Conversion Price set at eight dollars and seventy five cents ($8.75) in paragraph 3(b) of the said promissory note is hereby changed to include an alternate conversion price of the lesser of : (I) the eight dollars and seventy five cents ($8.75) as stated above, or (ii) the market price of the stock at the time of conversion.
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7.   In all other respects the terms and conditions of the said January 28, 1997 promissory note shall remain unchanged and reaffirmed.

FIRST CHOICE AUTO FINANCE, INC.
By:  /s/ Joseph E. Mohr
As its:  Senior Vice President

SMART CHOICE HOLDINGS, INC.
By:  /s/ Joseph E. Mohr
As its:  Senior Vice President


SMART CHOICE AUTOMOTIVE GROUP, INC.
By:  /s/ Joseph E. Mohr
As its:  Senior Vice President

SUNCOAST AUTO BROKERS, INC.
By:  /s/ Gary R. Smith
As its:  President

SUNCOAST AUTO BROKERS ENTERPRISES, INC.
By:  /s/ Gary R. Smith
As its:  President